                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                               HOLLY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ No fee required.

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                               HOLLY CORPORATION
                               100 CRESCENT COURT
                                   SUITE 1600
                            DALLAS, TEXAS 75201-6927
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

                               DECEMBER 13, 2001

PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of Holly Corporation will be held in Suite 200, First National Bank Building, 303 West Main, Artesia, New Mexico, on Thursday, December 13, 2001, at 9:30 o'clock A.M. local time, to

          1. Elect a board of nine directors for the ensuing year; and

          2. Transact such other business as may properly come before the meeting, or any adjournment thereof.

     Only stockholders of record on October 26, 2001 are entitled to notice of and to vote at the meeting.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE ON WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OR TO VOTE USING THE INTERNET OR BY TELEPHONE AS DESCRIBED ON PAGE 15 OF THE PROXY STATEMENT UNDER "VOTING VIA THE INTERNET OR BY TELEPHONE." PROXIES FORWARDED BY OR FOR BROKERS, BANKS, OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                                          By Order of the Board of Directors:

                                                      W. JOHN GLANCY
                                                        Secretary

Dallas, TX
November 7, 2001

                                PROXY STATEMENT
                                       OF
                               HOLLY CORPORATION
                               100 CRESCENT COURT
                                   SUITE 1600
                            DALLAS, TEXAS 75201-6927

     The enclosed proxy for the Annual Meeting of Stockholders to be held December 13, 2001 is being solicited on behalf of the Board of Directors of Holly Corporation and is revocable at any time prior to the exercise of the powers conferred thereby by written notice to the Secretary of the Company or in open meeting. The proxy statement and proxy are expected to be sent to stockholders commencing on November 7, 2001. The cost of soliciting proxies will be borne by the Company. Regular employees of the Company may solicit proxies by mail, telephone, e-mail, telecopier or in person, without special compensation. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of Common Stock.

     The Company's Annual Report for its 2001 fiscal year, which ended on July 31, 2001, is being distributed concurrently herewith. The Board of Directors has fixed October 26, 2001, as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At the close of business on that record date, there were outstanding 15,529,128 shares of the common stock, par value $.01 per share (the "Common Stock"), the holders of which are entitled to one vote per share.

                            OWNERSHIP OF SECURITIES

     Based upon information known to the Company, the following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of October 19, 2001 for (i) all persons who are beneficial owners of five percent or more of the Company's Common Stock, (ii) each director and nominee for director, (iii) the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table below, and (iv) all current executive officers and directors as a group. Unless otherwise indicated, the address for each stockholder listed in the following table is c/o Holly Corporation, 100 Crescent Court, Dallas, Texas 75201-6927.

                                                         NUMBER OF SHARES AND     PERCENT OF
                  NAME AND ADDRESS                       NATURE OF BENEFICIAL    COMMON STOCK
                 OF BENEFICIAL OWNER                         OWNERSHIP(A)        OUTSTANDING
                 -------------------                     --------------------    ------------
Merrill Lynch Trust Company, FSB                           1,470,565    (1)          9.5%
Trustee for Thrift Plan for Employees of
  Holly Corporation, Its Affiliates and Subsidiaries
9603 South Meridian Boulevard
B-4-GES-SW
Englewood, Colorado 80112
Brown Brothers Harriman Trust Company of Texas, as         3,022,272                19.5%
  trustee of trusts in the names of Betty Regard,
  Margaret Simmons and Suzanne Bartolucci(2)
2001 Ross Avenue
Dallas, Texas 75201-2996
Brown Brothers Harriman Trust Company of Texas, as           113,212                 0.7%
  trustee of a trust for the benefit of David
  Norsworthy.
2001 Ross Avenue
Dallas, Texas 75201-2996
Lamar Norsworthy                                             716,209 (3)(7)(8)       4.6%
Nona Barrett                                                 656,264                 4.2%
P.O. Box 150
Crested Butte, Colorado 81224
Lamar Norsworthy and Brown Brothers Harriman Trust           571,716    (5)          3.7%
  Company of Texas, as co-trustees of three trusts
  for the benefit of David Norsworthy, Lamar
  Norsworthy and Nona Barrett, respectively(4)
2001 Ross Avenue
Dallas, Texas 75201-2996
FMR Corp.                                                  1,535,800                 9.9%
82 Devonshire Street
Boston, Massachusetts 02109
Dimensional Fund Advisors, Inc.                            1,131,540                 7.3%
1299 Ocean Avenue
Santa Monica, California 90401
Matthew P. Clifton                                           158,705   (7)(8)      1.0%
W. John Glancy                                                20,400    (7)         *
William J. Gray                                               70,098    (7)         *
Marcus R. Hickerson                                            9,112    (9)         *
Thomas K. Matthews, II                                           800                *
Robert G. McKenzie                                             2,000                *
Jack P. Reid                                                 228,719   (7)(8)        1.5%
Paul T. Stoffel                                              632,400                 4.1%
Stephen J. McDonnell                                           8,000    (7)         *
John A. Knorr                                                 27,136   (7)(8)       *
All directors and officers as a group -- 20                2,709,863   (7)(8)       17.5%
  Persons(6)

---------------

 *  less than one percent

(a) Sole voting and investment power except as shown otherwise.

(1) Plan participants share voting power.

(2) The named individuals are life beneficiaries and their "children and descendants," of whom there are now eleven, are residuary beneficiaries of these trusts.

(3) Does not include 571,716 shares which are beneficially owned by three trusts of which this owner is a co-trustee and which are listed separately.

(4) The named individuals are the life beneficiaries and members of their families are the residuary beneficiaries of these trusts. Substantially all of the 571,716 shares are held in a limited partnership of which the general partner is a limited liability company owned and controlled by these trusts; the 98.5% limited partner in such partnership is a trust of which Lamar Norsworthy and Brown Brothers Harriman Trust Company of Texas are co-trustees and under which, unless the life beneficiary of the trust exercises a power of appointment directing otherwise, residuary beneficiaries are the trusts for the benefit of David Norsworthy, Lamar Norsworthy and Nona Barrett of which Brown Brothers Harriman Trust Company of Texas is the trustee.

(5) The co-trustees share indirect voting and investment powers. Lamar Norsworthy disclaims that he is the beneficial owner except as to 2,860 of these shares.

(6) Includes 568,856 shares as to which Lamar Norsworthy, Chairman of the Board and Chief Executive Officer of the Company, disclaims beneficial ownership.

(7) The number of shares beneficially owned includes shares of Common Stock of which such individuals have the right to acquire beneficial ownership either currently or within 60 days after October 19, 2001, upon the exercise of options, as follows: 80,000 shares for Mr. Norsworthy, 122,000 shares for Mr. Clifton, 20,000 shares for Mr. Glancy, 16,000 shares for Mr. Gray, 100,000 shares for Mr. Reid, 8,000 shares for Mr. McDonnell, 10,000 shares for Mr. Knorr and 438,500 shares for all directors and officers as a group.

(8) The number of shares beneficially owned includes shares in the Company Stock ESOP Accounts of the Thrift Plan for Employees of Holly Corporation, Its Affiliates and Subsidiaries as follows: 21,509 shares for Mr. Norsworthy, 36,705 shares for Mr. Clifton, 43,871 shares for Mr. Reid, 17,136 shares for Mr. Knorr and 294,701 shares for all directors and officers as a group. Participants may direct the voting of the shares in their Company Stock ESOP Accounts. Over the twelve months beginning November 2001, shares in the Company Stock ESOP Account for each employee participant will be gradually shifted to each participant's regular Thrift Plan account and will consequently become subject to the participant's directions as to holding or selling such shares. In the case of Mr. Reid, all such shares are currently subject to the participant's directions as to holding or selling such shares.

(9) Includes 6,000 shares as which Marcus R. Hickerson, a Director of the Company, disclaims beneficial ownership.

                             ELECTION OF DIRECTORS

     At the Annual Meeting it is proposed to elect the nine nominees shown below to hold office as directors until the next annual meeting of stockholders or until their respective successors shall have been elected and qualify.

     Each of the nominees listed below other than Paul T. Stoffel was elected as director by the stockholders at the annual meeting in 2000. Mr. Stoffel was elected as a director by action of the Board of Directors on March 9, 2001. If any nominee should unexpectedly become unavailable for election, votes will be cast, pursuant to the accompanying proxy, for the election of a substitute who may be selected by the present Board of Directors. Management has no reason to believe that any of the nominees named below will be unable to serve.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. With respect to the election of directors, in voting by proxy, stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. The election of directors will be decided by a plurality vote. Thus, abstentions and broker non-votes will be treated as votes neither "for" nor "against" the election of directors, although abstentions and broker non-votes will be counted in determining if a quorum is present.

     Set forth below is certain information about each nominee, including principal occupations for at least five years. Offices with the Company have been held for at least five years, unless otherwise indicated. Membership on certain Board committees is indicated by (A) for Audit Committee, by (C) for Compensation Committee, by (P) for Public Policy Committee and by (E) for Executive Committee:

          Matthew P. Clifton, 50, a director since 1995, has been with the Company for over twenty years and is President of the Company. From 1991 to 1995 he served as Senior Vice President with responsibilities for refining operations, engineering and oil and gas activities for the Company. (E)

          W. John Glancy, 59, a director from 1975 to 1995 and since September 1999, is Senior Vice President, General Counsel and Secretary of the Company. From December 1998 to September 1999, he was Senior Vice President, Legal of the Company and he has held the office of Secretary since April 1999. From 1995 through March 1997 he was a partner and subsequently counsel in the Dallas office of the Weil, Gotshal & Manges LLP law firm; from March 1997 through March 1999, he practiced law in the Law Offices of W. John Glancy in Dallas. (E)

          William J. Gray, 60, a director since September 1996, was a consultant to the Company from October 1999 through September 2001. Until October 1999, Mr. Gray was Senior Vice President, Marketing and Supply of the Company. (P)

          Marcus R. Hickerson, 75, a director since 1960, was a consultant to Centex Development Company from 1987 to 1999 and has been President of Waxahachie Community Development Corporation since October 1999. (A)(C)(P)

          Thomas K. Matthews, II, 75, a director since 1978, is a financial consultant. (A)(C)(P)

          Robert G. McKenzie, 63, a director since 1992, is a private consultant. From January 1990 to August 1999, he was Executive Vice President and Chief Operating Officer of Brown Brothers Harriman Trust Company of Texas. (A)(C)(P)

          Lamar Norsworthy, 55, a director since 1967, is Chairman of the Board and Chief Executive Officer of the Company, and from 1988 to 1995 he was also President. Mr. Norsworthy is also a director of Cooper Cameron Corporation. (E)

          Jack P. Reid, 65, a director since 1977, is a consultant to the Company. Until August 1999, Mr. Reid was Executive Vice President, Refining, of the Company. (E)(P)

     Paul T. Stoffel, 67, a director since 2001, is Chairman of Triple S Capital Corp. and of Paul Stoffel Investments, engaged in public and private equity investments. Mr. Stoffel is also a director of Centex Corporation. (A)

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon the Company's review of the reports and amendments on Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all such reports concerning beneficial ownership were filed in a timely manner by reporting persons.

BOARD COMMITTEES AND MEETINGS

     The Audit Committee of the Board of Directors, which met three times during the 2001 fiscal year, is responsible for monitoring the Company's internal accounting controls, recommending to the Board the selection of independent auditors, reviewing quarterly and annual reports filed with the Securities and Exchange Commission, and reviewing certain activities of the independent auditors and their reports and conclusions. The Board of Directors has adopted a written charter for the Audit Committee. All members of the Audit Committee are independent as independence is defined in Section 121(A) of the American Stock Exchange's listing standards.

     The Compensation Committee of the Board of Directors, which met three times during the 2001 fiscal year, is responsible for recommending to the Board changes in the compensation of executive personnel, for determining salaries and bonuses for employee directors, and for reviewing and making recommendations relative to the Company's employee benefit plans. In addition, an Outside Directors Committee composed of certain nonemployee directors is responsible for considering grants of stock options to officers and directors of the Company under the Holly Corporation 2000 Stock Option Plan, and an Executive Stock Option Committee composed of outside directors is responsible for interpreting the Holly Corporation Stock Option Plan (the "Old Option Plan") with respect to options under the Old Option Plan held by officers and directors of the Company and was responsible for grants of options to officers and directors under the Old Option Plan through December 31, 2000. During the 2001 fiscal year, the Outside Directors Committee met one time and the Executive Stock Option Committee met three times.

     The Public Policy Committee of the Board of Directors, which met three times during the 2001 fiscal year, is responsible for (1) reviewing the Company's policies and procedures on matters of public and governmental concern that significantly affect the Company, including but not limited to environmental, occupational health and safety, and equal employment opportunity matters, and (2) recommending to management and the Board of Directors the formulation or modification of policies and procedures concerning such matters.

     The Executive Committee of the Board of Directors has the authority of the Board, to the extent permitted by law and subject to any limitations that may be specified from time to time by the Board, for the management of the business and affairs of the Company between meetings of the Board. This committee met three times during the 2001 fiscal year.

     The Board of Directors does not have a standing nominating committee.

     During the 2001 fiscal year, the Board of Directors held five meetings. Each director, other than Mr. Reid, attended at least 75% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which that director served.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table and notes present the compensation provided by the Company to its chief executive officer and the other four most highly compensated executive officers for all services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended July 31, 2001, 2000 and 1999. All references to stock options and shares of the Company's Common Stock reflect adjustments for the two-for-one stock split effective July 6, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                       ANNUAL COMPENSATION(1)
                                                                ------------------------------------
                                                                                         LONG-TERM          ALL
                     NAME AND                                                           COMPENSATION       OTHER
                    PRINCIPAL                         FISCAL                               AWARDS       COMPENSATION
                     POSITION                          YEAR      SALARY      BONUS       OPTIONS(#)         (2)
                    ---------                         ------    --------    --------    ------------    ------------
Lamar Norsworthy..................................     2001     $490,576    $765,000      120,000         $  6,994
        Chairman of the Board and                      2000     $471,668    $131,000      200,000         $ 19,853
        Chief Executive Officer                        1999     $453,000    $169,000           --         $ 15,000
Matthew P. Clifton................................     2001     $405,600    $632,000      106,000         $  7,311
        President                                      2000     $390,000    $109,000       80,000         $  7,311
                                                       1999     $314,400    $116,000           --         $  7,758
W. John Glancy....................................     2001     $210,160    $211,000       56,000         $  8,406
        Senior Vice President, General                 2000     $203,680    $ 70,000       50,000         $  2,787
        Counsel and Secretary                          1999     $ 67,000    $ 24,800           --         $253,025
Stephen J. McDonnell..............................     2001     $193,302    $100,000       60,000               --
        Vice President and
        Chief Financial Officer
John A. Knorr.....................................     2001     $168,340    $ 95,000       24,000         $  6,853
        Vice President, Crude Oil                      2000     $161,370    $ 38,000       40,000         $  6,720
        Supply and Trading                             1999     $154,750    $ 46,000           --         $  6,440

---------------

(1) Any perquisites or other personal benefits received from the Company by any of the named executives were substantially less than the reporting thresholds established by the SEC (the lesser of $50,000 or 10% of the individual's total annual salary and bonus).

(2) All Other Compensation -- details for fiscal 2001:

                                                              DIVIDENDS   COMPANY
                                                                 ON       MATCHING
                                                               PHANTOM     THRIFT
                            NAME                               SHARES       PLAN     OTHER   TOTAL
                            ----                              ---------   --------   -----   -----
Lamar Norsworthy............................................    $594       $6,400      --    $6,994
Matthew P. Clifton..........................................    $911       $6,400      --    $7,311
W. John Glancy..............................................      --       $8,406      --    $8,406
Stephen J. McDonnell........................................      --           --      --        --
John A. Knorr...............................................    $289       $6,565      --    $6,853

                       OPTION GRANTS IN FISCAL YEAR 2001

                                                  % OF                               POTENTIAL REALIZABLE
                                                  TOTAL                                VALUE AT ASSUMED
                                                 OPTIONS                             ANNUAL RATES OF STOCK
                                   NUMBER OF     GRANTED                            PRICE APPRECIATION FOR
                                   SECURITIES      TO                                   OPTION TERM(2)
                                   UNDERLYING   EMPLOYEES   EXERCISE                -----------------------
                                    OPTIONS     IN FISCAL   OR BASE    EXPIRATION      (A)          (B)
              NAME                 GRANTED(1)     YEAR       PRICE        DATE         5%           10%
              ----                 ----------   ---------   --------   ----------   ---------   -----------
Lamar Norsworthy.................   120,000       18.7%     $  11.90      3/9/11    $898,062    $2,275,864
Matthew P. Clifton...............    26,000        4.0%     $  8.625    12/20/10     141,030       357,397
                                     80,000       12.5%     $  11.90      3/9/11     598,708     1,517,243
W. John Glancy...................    16,000        2.5%     $  8.625    12/20/10      86,787       219,936
                                     40,000        6.2%     $  11.90      3/9/11     299,354       758,621
Stephen J. McDonnell.............    40,000        6.2%     $6.09375     8/14/10     153,293       388,475
                                     20,000        3.1%     $  11.90      3/9/11     149,677       379,311
John A. Knorr....................     4,000        0.6%     $  8.625    12/20/10      21,697        54,984
                                     20,000        3.1%     $  11.90      3/9/11     149,677       379,311

---------------

(1) All of these options were non-qualified, were granted at market value on the date of grant, vest 20% after one year and 20% thereafter in each of the following four years, and have a term of ten years.

(2) Caution is recommended in interpreting the financial significance of these figures. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the Securities and Exchange Commission. These figures assume that the value of Company stock appreciates 5% or 10% each year, compounded annually, for ten years (the life of each option) and the figures are not intended to forecast possible future appreciation, if any, of such stock price or to establish a present value of the options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the year 2010 or 2011. Depending on inflation rates, these amounts could be worth in 2010 or 2011 significantly less, in real terms, than their value today.

                AGGREGATED OPTION/STOCK APPRECIATION RIGHT (SAR)
                         EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS/
                                   SHARES                      OPTIONS/ SARS                     SARS
                                  ACQUIRED                       AT FY END                   AT FY END(2)
                                     ON       VALUE     ---------------------------   ---------------------------
              NAME                EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                --------   --------   -----------   -------------   -----------   -------------
Lamar Norsworthy(1).............       --          --     54,124         280,000       $604,928      $2,030,000
Matthew P. Clifton..............       --          --     88,000         188,000       $363,800      $1,208,800
W. John Glancy..................       --          --     10,000          96,000       $ 93,500      $  675,600
Stephen J. McDonnell............       --          --         --          60,000             --      $  499,250
John A. Knorr...................   32,000    $266,000         --          62,000             --      $  436,950

---------------

(1) In addition to stock options for 40,000 shares of Common Stock exercisable at the end of the 2001 fiscal year, the named officer holds 14,124 Phantom Shares, which were granted for past services and to compensate for the exclusion of the officer from the Employee Stock Ownership Plan ("ESOP") in the 1986-88 fiscal years. Phantom Shares are unsecured rights to cash payments based on the market value of such shares at future dates. Payments based on market value of Common Stock are generally due 40 days after termination of employment or the date of final distribution to the officer under the ESOP unless the officer elects to defer payments to future dates that may not be later than 60 days after the officer's death or permanent disability.

(2) Calculated based on the fair market value of the Company's Common Stock on July 31, 2001 ($16.35 per share) minus the exercise price.

BONUS ARRANGEMENTS

     The Company and its principal subsidiaries provide incentive bonuses for certain key personnel. Bonuses are based in part on the performance of the Company and in part on assessment of individual performance. See "Compensation Committee Report on Executive Compensation." For the 2001 fiscal year, the Company paid each executive both a regular annual bonus and an extraordinary bonus with respect to the exceptional results for the Company's 2001 fiscal year.

RETIREMENT PLAN

     The Company has a noncontributory Retirement Plan for all permanent employees. The following table sets forth the estimated annual retirement benefits (subject to reduction for Social Security offsets) that would be payable in 2001 for certain salary ranges under the Retirement Plan and the retirement restoration plan described below:

                               PENSION PLAN TABLE

                                                               YEARS OF CREDITED SERVICE AT NORMAL RETIREMENT
HIGHEST THREE-YEAR                                   -------------------------------------------------------------------
  AVERAGE SALARY                                       10          15          20          25          30          35
------------------                                   -------    --------    --------    --------    --------    --------
    $150,000.......................................  $24,000    $ 36,000    $ 48,000    $ 60,000    $ 72,000    $ 84,000
     200,000.......................................   32,000      48,000      64,000      80,000      96,000     112,000
     250,000.......................................   40,000      60,000      80,000     100,000     120,000     140,000
     300,000.......................................   48,000      72,000      96,000     120,000     144,000     168,000
     350,000.......................................   56,000      84,000     112,000     140,000     168,000     196,000
     400,000.......................................   64,000      96,000     128,000     160,000     192,000     224,000
     450,000.......................................   72,000     108,000     144,000     180,000     216,000     252,000
     500,000.......................................   80,000     120,000     160,000     200,000     240,000     280,000

     The compensation covered by the Company's retirement plans is the salary paid to each employee, the amount of which is shown in the Summary Compensation Table on page 6 under the heading "Salary" for each executive listed therein. At July 31, 2001, Messrs. Norsworthy, Clifton, Glancy, McDonnell, and Knorr were credited with 28, 21, 2, 0 and 28 years of service, respectively. Under the Plan, subject to certain age and length-of-service requirements, employees upon normal retirement are entitled to a life annuity with yearly pension payments equal to 1.6% of average annual salary compensation during their highest compensated consecutive 36-month period of employment with the Company multiplied by total credited years of service, less 1.5% of primary Social Security benefits multiplied by such service years but not to exceed 45% of such benefits.

     Benefits up to limits set by the Internal Revenue Code are funded by Company contributions to the Retirement Plan, with the amounts determined on an actuarial basis. The Internal Revenue Code currently limits benefits that may be covered by the Retirement Plan's assets to $140,000 per year (subject to increases for future years based on price level changes) and limits the compensation that may be taken into account in computing such benefits to $170,000 per year (subject to certain upward adjustments for future years). Effective from the 1995 fiscal year, the Company has a retirement restoration plan that provides for additional payments from the Company so that total retirement plan benefits for executives will be maintained at the levels provided in the Retirement Plan before the application of the Internal Revenue Code limitations.

THRIFT PLAN

     The Company has a Thrift Plan, which is qualified under the Internal Revenue Code, for eligible employees of the Company and its subsidiaries.

     Employees with at least one year of service may elect to participate in the Thrift Plan by making contributions to the Plan of from 2% to 18% of their compensation. The Company matches employee contributions up to 4% of their compensation. In 2001, employee contributions that are made on a tax-deferred basis are limited to $10,500 per year. Employees may direct Company contributions to be invested in Common Stock. Company contributions vest upon the earlier of five years of credited service or termination of employment due to retirement, disability or death. Matching Company contributions for executive officers under the Thrift Plan have been included in the Summary Compensation Table under the column captioned "All Other Compensation."

     Many employees of the Company and eligible affiliates with at least one year of service, other than employees covered by collective bargaining agreements, participated in an Employee Stock Ownership Plan ("ESOP") established in 1985. Initially, the ESOP owned 1,500,000 shares of Common Stock. For the 1987 through the 1996 fiscal years, shares of Common Stock held by the ESOP were allocated to the accounts of participants for each fiscal year on the basis of payments of principal on the ESOP's ten-year installment note issued to the Company in connection with the ESOP's purchase of Common Stock from the Company. Shares were allocated to participants based on their compensation. Participants' shares vest upon the earlier of five years' credited service or termination of employment due to retirement, disability or death. For the 2001 fiscal year, no shares of Common Stock held by the ESOP were allocated to participants since allocations after the 1996 fiscal year are effectively limited to allocations of forfeitures and there were no forfeitures for the 2001 fiscal year. Effective August 1, 1999, the ESOP was merged into the Thrift Plan and each participant's ESOP account became a Company Stock ESOP Account in the Thrift Plan. Over the twelve months ending October 2002, shares in the Company Stock ESOP Account for each participant will be gradually shifted to each participant's regular Thrift Plan account and will consequently become subject to the participant's directions as to holding or selling such shares.

ESOP RESTORATION PLAN

     The Company adopted an ESOP restoration plan to provide additional benefits to executives whose allocations of Company shares from the ESOP for the 1995 and 1996 fiscal years were reduced because of the application of Internal Revenue Code limitations. The plan provides for the grant to participants after the end of the 1995 and 1996 fiscal years of "phantom shares" equal in number to the number of shares not allocated to participants because of the Internal Revenue Code limitations. The phantom shares under the plan are unsecured rights to cash payments based on dividends paid on shares of Common Stock and on the market value of such shares at future dates. Payments based on market value of Common Stock will generally be made at the time of a participant's termination of employment or at the time of a final distribution to the participant under the ESOP unless the participant elects to defer payments over a 10-year period. A total of

30,940 phantom shares were granted to participants for the 1995 and 1996 fiscal year. Phantom shares held at July 31, 2001 by executive officers are as follows:
5,660 shares by Mr. Norsworthy, 2,680 by Mr. Clifton, none by Mr. Glancy, none by Mr. McDonnell, and 780 by Mr. Knorr.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its subsidiaries are eligible to receive (a) $10,000 per annum, plus $1,000 per day per attended meeting, other than conference telephone meetings, of the Board and per attended meeting of a committee of the Board that does not immediately precede or follow a Board meeting and (b) a deferred compensation arrangement providing for current and deferred payments calculated on the basis of phantom shares. The phantom shares provide for current payments equal to cash or property distributions on an equivalent number of shares of Common Stock and a payment following termination of service as a Director equal to the then value of an equivalent number of shares of Common Stock. For the year ending with the 2001 Annual Meeting, the number of phantom shares allocated to each outside director was 840.34 (after adjustment for the two-for-one stock split in July 2001), a number based on the number of shares of Common Stock having a value of $10,000 on March 9, 2001. For the year ending with the 2002 Annual Meeting, the number of phantom shares awarded to each outside director will equal the number of shares of Common Stock having a market value of $10,000 on the date of the 2001 Annual Meeting. Officers of the Company do not receive compensation for serving on the Board of Directors.

CONSULTING AGREEMENTS

     In October 1999, Holly entered into a consulting agreement with Mr. Reid, effective as of August 1, 1999. The consulting agreement, which has a term that extends through July 31, 2002, provides for a monthly consulting fee of $27,500 and reimbursement of out of pocket expenses. In addition, Mr. Reid agreed not to compete against the Company during the term of the agreement.

     In August 1999, Holly entered into a consulting agreement with Mr. Gray, effective as of October 1, 1999. The consulting agreement which extended through September 30, 2001, provided for a monthly consulting fee of $15,700 and reimbursement of out of pocket expenses. In addition, the Company, for purposes of calculating Mr. Gray's benefit payments under the Holly Corporation Retirement Plan and Retirement Restoration Plan, agreed to increase his age and years of service by five years prior to the commencement of such payments. Mr. Gray also agreed not to compete against the Company, during the term of the agreement. Following the termination of Mr. Gray's consulting agreement, the Company has agreed to continue to pay part of the cost of Mr. Gray's medical insurance until age 65.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors during the 2001 fiscal year are listed below. None of the members of the Committee was an officer or employee of the Company or any of its subsidiaries during the 2001 fiscal year. The member of the Committee who in prior years was an officer of the Company or of a subsidiary is indicated below by (O). Mr. Losee ceased to be a member of the Compensation Committee on March 9, 2001, the date of his retirement from the Company's Board of Directors.

Marcus R. Hickerson(O)                             Thomas K. Matthews, II
A.J. Losee                                         Robert G. McKenzie

No executive officer of the Company served as a director or member of the compensation committee of another entity which had an executive officer serving as a member of the Company's Board of Directors or the Board's Compensation Committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board is responsible for the compensation programs for the executive officers of the Company. The Committee determines the compensation of officers who are also directors (other than any grants of stock options, which are subject to the jurisdiction of the Outside Directors Committee under the Holly Corporation 2000 Stock Option Plan) and reviews overall compensation levels for the Company's other executive officers. There were three meetings of the Compensation Committee during the 2001 fiscal year.

     The basic objective of the Company's compensation program for executives is to provide levels of compensation that allow the Company to attract and retain productive executives who are motivated to protect and enhance the long-term value of the Company for its stockholders. The Company seeks to establish and maintain levels of compensation that will be competitive with levels for comparable companies. Competitive compensation levels are estimated on the basis of available information on compensation paid by companies in the Company's industry that are most similar to the Company, taking into account the Company's size and place in the refining industry. Executive compensation programs are intended to reward each executive based on Company performance and individual performance and to balance appropriately short-term and long-term considerations.

     For the 2001 fiscal year, the Company's major compensation programs for executives were salaries, regular annual bonuses and extraordinary bonuses with respect to the 2001 fiscal year, stock options, benefits under retirement and thrift plans, and benefits under the retirement restoration plan.

     Salaries of executives are set at levels intended to be competitive with levels for comparable businesses. Salaries are reviewed and adjusted annually.

     Stock options granted under the Holly Corporation Stock Option Plan and the Holly Corporation 2000 Stock Option Plan currently constitute the principal long-term incentive compensation arrangements for executives. As of the close of the 2001 fiscal year, the Company had options outstanding for a total of 1,623,000 shares, with exercise prices ranging from $5.0625 to $13.375 per share. For all outstanding options, the number of shares and exercise prices were adjusted for the two-for-one stock split in July 2001. Of the total outstanding options, options for a total of 642,000 shares (adjusted for the July 2001 two-for-one stock split) were granted during the 2001 fiscal year under the Holly Corporation Stock Option Plan (under which options could be granted through December 31, 2000) and the Holly Corporation 2000 Stock Option Plan (under which options could be granted from January 1, 2001). All options granted during the 2001 fiscal year become exercisable at the rate of 20% per year beginning one year after the date of grant. Options for a total of 379,000 shares (adjusted for the July 2001 two-for-one stock split) were exercised during the 2001 fiscal year. As of October 19, 2001, the Company has outstanding options for a total of 1,574,500 shares, of which options for a total of 528,500 shares are immediately exercisable.

     Bonuses are based in part on an evaluation of the performance of the Company and in part on assessments of individual performance. Because of the relative size of the Company in the refining industry and the susceptibility of the Company and the industry to unexpected changes in circumstances that can have major impacts -- positive or negative -- on performance, the Company's performance, as measured principally by net income, is evaluated by the Committee after the end of the fiscal year in light of the circumstances of the Company and the industry for the year completed. In this evaluation, particular consideration is given to the Company's handling during the year of the controllable elements affecting current and future results of operations and to the Company's performance for the year as compared to historical levels; the Committee also takes into account as appropriate any major differences between Company performance and the performance levels of other companies in the refining industry. In the case of Mr. Norsworthy and Mr. Clifton, Company performance has been the predominant element in the determination of bonuses. In the case of bonuses for other executives, the relative importance of individual performance and Company performance varies among executives depending on their responsibilities within the Company. Amounts of bonuses for different performance levels are intended to be competitive with bonus levels of comparable companies. In view of the extraordinary performance of the Company for the 2001 fiscal year, two bonuses -- a regular annual bonus and an extraordinary bonus -- were paid to each executive with respect to the 2001 fiscal year.

     Compensation of Lamar Norsworthy, the Company's Chairman of the Board and Chief Executive Officer, is determined by the Committee under the principles described above. The Committee believes that Mr. Norsworthy's current salary level is at or slightly below a competitive level based on comparisons with other refining companies. Effective August 1, 2001, Mr. Norsworthy's annual salary was increased by approximately 4% to a level of $510,000 per year. Since Mr. Norsworthy has overall responsibility for the Company, Mr. Norsworthy's bonus is based primarily on evaluation of the performance of the Company for the last completed fiscal year. In the Committee's view, the Company's performance for the 2001 fiscal year was extraordinarily good. Based on this evaluation, Mr. Norsworthy's regular annual bonus for the 2001 fiscal year was set by the Committee at $270,000 and his extraordinary bonus for the 2001 fiscal year was set by the Committee at $495,000.

                Compensation Committee of the Board of Directors

Thomas K. Matthews, II,                 Marcus R. Hickerson
       Chairman                         Robert G. McKenzie

     The Compensation Committee Report on Executive Compensation will not be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates such report by reference.

STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing, for the period of five fiscal years commencing July 31, 1996 and ending July 31, 2001, the yearly percentage change in the cumulative total shareholder return on the Company's Common Shares to the cumulative total return of the S&P Composite 500 Stock Index and of an industry peer group chosen by the Company.

           COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURNS(1)

                                                    HOLLY CORPORATION                S&P 500             INDUSTRY PEER GROUP (2)
                                                    -----------------                -------             -----------------------
July 1996                                                100.00                      100.00                      100.00
July 1997                                                101.77                      152.14                      164.88
July 1998                                                 96.81                      181.48                      149.47
July 1999                                                 62.61                      218.14                      135.94
July 2000                                                 53.03                      237.72                      131.70
July 2001                                                149.96                      203.66                      219.71

-------------------------------------------------------------------------------------------------------------------
                                             July 1996   July 1997   July 1998   July 1999   July 2000   July 2001
-------------------------------------------------------------------------------------------------------------------
 Holly Corporation                            $100.00     $101.77     $ 96.81     $ 62.61     $ 53.03     $149.96
 S&P 500                                      $100.00     $152.14     $181.48     $218.14     $237.72     $203.66
 Industry Peer Group(2)                       $100.00     $164.88     $1149.47    $135.94     $131.70     $219.71

(1) The amounts shown assume that the value of the investment in the Company and each index was $100 on July 31, 1996 and that all dividends were reinvested.

(2) The Industry Peer Group is made up of Crown Central Petroleum Corporation (acquired March 2001), Frontier Oil Corporation, Giant Industries, Inc., Sunoco, Inc., Tesoro Petroleum Corp., Tosco Corporation, Ultramar Diamond Shamrock Corporation and Valero Energy Corporation. It should be noted that almost all of the peer group companies are also engaged in retail gasoline marketing in addition to their refining activities and are engaged in oil and gas exploration and production to a greater extent than is the Company; in addition, most of the peer companies are substantially larger than the Company in terms of assets and sales.

     The stock price performance depicted in the foregoing graph is not necessarily indicative of future price performance. The graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such graph by reference.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected Ernst & Young LLP, independent certified public accountants, to audit the books, records and accounts of the Company and its consolidated subsidiaries for the 2002 fiscal year. Ernst & Young LLP has conducted such audits since 1977. It is expected that a representative of such firm will be present in person or by conference telephone at the stockholders' meeting, will have an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions.

                                   AUDIT FEES

     The following table sets forth the aggregate fees billed to the Company in the fiscal year ended July 31, 2001 by its principal audit firm, Ernst & Young
LLP:

Audit Fees..................................................  $320,000
Financial Information Systems Design and Implementation
  Fees......................................................        --
All Other Fees..............................................  $633,043

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders to be considered for presentation at the Company's 2002 Annual Meeting should be received by the Company by July 10, 2002, in order to be considered for inclusion in the proxy statement for that meeting. Pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, the Company management will have discretionary authority to vote on any matter of which the Company does not receive notice by September 23, 2002, with respect to proxies submitted for the Company's 2002 Annual Meeting.

                                 OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters to be acted upon at the meeting. However, if any other matter properly comes before the meeting, the persons voting the proxies will vote them in accordance with their best judgment.

                         FINANCIAL STATEMENTS AVAILABLE

     A copy of the Company's 2001 Annual Report containing the audited consolidated balance sheet at July 31, 2001 and 2000, and the related consolidated statements of income, cash flows, stockholders' equity and comprehensive income for each of the three fiscal years ended July 31, 2001, is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board has reviewed and discussed with management the audited financial statements of the Company for the 2001 fiscal year and has discussed with representatives of Ernst & Young LLP, the Company's independent auditors for the 2001 fiscal year, the matters required to be discussed by Statement on Auditing Standards No. 61, as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, as currently in effect, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to the Company is compatible with the auditors' independence. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements for the 2001 fiscal year be included in the Company's Annual Report on Form 10-K for the 2001 fiscal year for filing with the Securities and Exchange Commission.

                   Audit Committee of the Board of Directors

Marcus R. Hickerson,                    Thomas K. Matthews, II
      Chairman                          Robert G. McKenzie
                                        Paul T. Stoffel

     The Audit Committee Report will not be deemed proxy soliciting material and will not be incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such report by reference.

                    VOTING VIA THE INTERNET OR BY TELEPHONE

     If you have shares registered directly with the Company's transfer agent, you may choose to vote those shares via the Internet or by telephone. Specific instructions for registered stockholders interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. If you hold shares with a broker or bank, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by ADP Investor Communication Services. If your bank or brokerage firm is participating in ADP's program, your voting form will provide instructions.

     Votes submitted via the Internet or by telephone must be received by the transfer agent by 12:00 midnight Eastern Standard Time on December 12, 2001. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Counsel has advised the Company that the Internet voting procedures that have been made available are consistent with the requirements of applicable law. A stockholder voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

                                                    W. JOHN GLANCY
                                                      Secretary

                                                                     HOLLY-PS-01

                                  DETACH HERE

                                     PROXY

                               HOLLY CORPORATION

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 13, 2001

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



Lamar Norsworthy, Gerard L. Regard, Matthew P. Clifton and Kathryn H. Walker, or any of them or their substitutes, are hereby appointed proxies to represent and to vote the stock of Holly Corporation standing in the name(s) of the undersigned at the Annual Meeting of Stockholders to be held in Artesia, New Mexico on December 13, 2001, and at all adjournments thereof.

TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS YOU DO NOT NEED TO MARK ANY OF THE BOXES. JUST DATE AND SIGN ON THE REVERSE SIDE.

-----------                                                         -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                SIDE
-----------                                                         -----------

[HOLLY CORPORATION LOGO]                                     THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.

-----------------                        ----------------
VOTE BY TELEPHONE                        VOTE BY INTERNET
-----------------                        ----------------
It's fast, convenient, and immediate!    It's fast, convenient, and your vote
Call Toll-Free on a Touch-Tone Phone     is immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

---------------------------------------  ---------------------------------------
FOLLOW THESE FOUR EASY STEPS:            FOLLOW THESE FOUR EASY STEPS:

 1. READ THE ACCOMPANYING PROXY          1. READ THE ACCOMPANYING PROXY
    STATEMENT/PROSPECTUS AND PROXY CARD.    STATEMENT/PROSPECTUS AND PROXY CARD.

 2. CALL THE TOLL-FREE NUMBER            2. GO TO THE WEBSITE
    1-877-PRX-VOTE (1-877-779-8683).        http://www.eproxyvote.com/hoc

 3. ENTER YOUR VOTER CONTROL NUMBER      3. ENTER YOUR VOTER CONTROL NUMBER
    LOCATED ON YOUR PROXY CARD ABOVE        LOCATED ON YOUR PROXY CARD ABOVE
    YOUR NAME.                              YOUR NAME.

 4. FOLLOW THE RECORDED INSTRUCTIONS.    4. FOLLOW THE INSTRUCTIONS PROVIDED.
---------------------------------------  ---------------------------------------

YOUR VOTE IS IMPORTANT!                  YOUR VOTE IS IMPORTANT
Call 1-877-PRX-VOTE anytime!             Go to http://www.eproxyvote.com/hoc
                                         anytime!

    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET



                                  DETACH HERE


    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.

This proxy when properly executed will be voted as directed. If no direction is given, it will be voted FOR the election of all nominees as directors and in the discretion of those authorized to vote this proxy on any other business.

The Board of Directors recommends a vote "FOR" the nominees.

1. Election of Directors:

   Nominees: (01) M.P. Clifton, (02) W.J. Glancy, (03) W.J. Gray,
             (04) M.R. Hickerson, (05) T.K. Matthews, (06) R.G. McKenzie,
             (07) L. Norsworthy, (08) J.P. Reid and (09) P.T. Stoffel

                            FOR             WITHHELD
                            ALL             FROM ALL
                          NOMINEES          NOMINEES
                            [ ]               [ ]

              [ ]
                 ---------------------------------------
                 For all nominees except as noted above

2. Other Business - Voting upon any other business properly brought before the meeting or any adjournment thereof.




                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]

                              Receipt of the Company's Annual Report for its 2001 fiscal year, Notice of Annual Meeting and related Proxy Statement is hereby acknowledged, and all former proxies are hereby revoked.

                              Please sign below exactly as name(s) appear(s) hereon. Joint tenants should both sign. Executors, administrators, trustees or guardians should show their capacity as such. Corporations should sign by President or other authorized officer and indicate such title.


Signature:             Date:                       Signature:             Date: